  Exhibit 99.1
Dr. Joseph Menaker, Infrared Optics Executive, Appointed to LightPath Board of Directors

ORLANDO, FL – November 19, 2018 --LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, today announced the appointment of Dr. Joseph Menaker to its Board of Directors (the “Board”), effective November 15, 2018. An infrared optics executive with nearly 30 years of experience, Dr. Menaker will also serve on LightPath’s finance committee. With the addition of Dr. Menaker, the Company’s Board will have eight directors, six of whom are independent as defined by the NASDAQ Listing Rules.

In his role as the former President of ISP Optics Corporation, Dr. Menaker led the company in growing its revenue from startup to its successful sale to LightPath in December 2016. Dr. Menaker’s expertise gained in various roles in financial management, international operations, manufacturing of infrared optics and their applications for over thirty years coupled with his knowledge gained as a researcher and analyst in economics provide invaluable qualifications that make him an important addition to LightPath’s Board.

Bob Ripp, Chairman of LightPath’s Board of Directors, stated, “I am pleased that Joseph will join our Board so that we may continue to benefit from his contributions. Joseph further strengthens our Board with decades of valuable experience, including deep knowledge of the rapidly evolving infrared optics sector from product development to market penetration. His insights will be beneficial as we implement initiatives to achieve enhanced results.”

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “We are delighted to welcome Joseph to our Board. Having worked alongside of Joseph for over a year, he has proven to be a valuable contributor to the fastest growing segment of our consolidated operations. Our Board and overall leadership are bolstered by his continued participation as we intend to expand our share of the global infrared market.”

Dr. Menaker stated, “I am excited to join the Board at a time when the Company is embarking on its next phase of growth. LightPath is differentiating itself in an evolving and expanding industry by uniting its expertise in multiple optical technologies, manufacturing processes and handling of applied materials. After working with the Board and management as a consultant over the past few years, I have come to appreciate the team and believe in the potential of LightPath.”

Mr. Joseph Menaker, Ph.D. co-founded ISP Optics Corporation and served as its President until its sale to LightPath in December 2016. Since the acquisition, he has served in a consultative capacity to LightPath. He is also involved in the Latvia-based UAV Factory, a manufacturer of unmanned aerial vehicles. Dr. Menaker holds advanced degrees in Economics, earning a Ph.D. in Econometrics and Quantitative Economics from the Leningrad Finance and Economics Institute and an MS in Economics from Latvian State University. As a result of his role as a consultant to LightPath during the integration of ISP Optics Corporations following the acquisition, and certain payments made to him in such role, as well as sums paid to him in connection with the acquisition, the Board determined that Dr. Menaker is a non-independent director under the applicable NASDAQ Listing Rules.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Jim Gaynor
President & CEO
jgaynor@lightpath.com
407-382-4003 x377

Investor Contact:
Jordan Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
631-367-1866